Exhibit 99.1

Weatherford Reports First Quarter 2014 Results
EPS of $0.13 (non-GAAP) improves 86% sequentially;
Significant Progress on Cost Reduction and Divestitures; 2014 EPS Guidance Reaffirmed

GENEVA, SWITZERLAND, April 24, 2014 - Weatherford International Ltd. (NYSE/Euronext Paris/SIX: WFT) reported net income before charges of $99 million, ($0.13 diluted earnings per share on a non-GAAP basis) on revenues of $3.60 billion for the first quarter of 2014.

First Quarter 2014 Highlights

•	Operating income margins improved 115 basis points sequentially with international margins improving 278 basis points over the fourth quarter;

•
Executed our plan to reduce the cost base of our core business. To date, we have identified over 6,600 positions for elimination, and during the first quarter we completed approximately 56% of our planned reduction in workforce with an estimated pre-tax annualized savings of $263 million for the positions already eliminated;

•	Started the process of closing 20 underperforming operating locations in various countries, and identified an additional 30 operating locations to begin closing during the second quarter; and

•	Entered into an agreement to sell our pipeline and specialty services business for a total consideration of $250 million, including $241 million in cash and $9 million in retained working capital.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “We have amassed an outstanding industrial core, supported by the quality of our management and employees. For 2014, we have established reasonable objectives grounded on careful assessment and steadfast focus on three clear actions: Core, Cost and Cash. Weatherford has implemented measures needed to leverage and further develop our industrial core, placing us on a long-term financially rewarding path. Weatherford’s industrial might will again reemerge to the greater benefit of our customers, employees and all our stakeholders. Our direction is as simple as it is committed by all. The whole organization understands this, and we are focused on three principal themes:

•
Core: Despite the adverse impacts of extreme weather related activity reductions, mainly across the U.S. and Russia and our self-imposed capital discipline driven activity reductions in Venezuela, our core business operating income margins were 15.1% for the quarter, re-emphasizing the overall strong attributes of our core businesses. This compared with 15.2% for the fourth quarter of 2013. Sequentially, our product sales businesses (Artificial Lift and Completions) declined slightly from the fourth quarter after the normal year-end surge in sales. Pressure pumping revenue improved measurably as more fleets were contracted in the U.S., reflecting our internal consolidation efforts and improving customer demand. Well Construction and Formation Evaluation were affected in part by the adverse weather conditions. We see strong growth in our core businesses in the balance of the year.

•
Cost: We have made significant progress on our headcount reduction plan in the first quarter with the remaining to be substantially completed in the second quarter. The cost savings will materially help results starting from the second quarter. In addition, the process of identifying and exiting underperforming operating locations has begun in earnest. While these restructuring actions will involve one-time severance and restructuring costs, the end result will be a leaner and fitter company, better equipped to deliver higher margins with top line growth.

•
Cash: While our net debt increased in the first quarter, we fully expect to deliver positive free cash flow from operations of $500 million this year, and reduce net debt to $7 billion by year end. The first quarter performance included one-time payments including $253 million to settle our U.S. government investigations, severance associated with our headcount reduction program and cash consumed by our Zubair EPF project in Iraq, coupled with a seasonal slowdown in customer collections. Going forward, the severance and restructuring cash payments should substantially end by mid-year, and the Zubair EPF project cash flow will improve with customer reimbursements. Our divestiture efforts are already bearing fruit this year. In the first quarter, we announced the signing of an agreement to sell the first of our non-core businesses, pipeline and specialty services, for $250 million, which we expect to close after customary regulatory approvals. The process of divesting our testing and production services business is well under way and buyer interest is strong while the other non-core business divestitures are on schedule. In summary, Weatherford is moving steadfastly along the plan we outlined at the beginning of the year, and we are confident of executing our plan successfully.”

First Quarter 2014 Results

Revenue for the first quarter of 2014 was $3.60 billion compared with $3.74 billion in the fourth quarter of 2013 and $3.84 billion in the first quarter of 2013. Net loss for the first quarter of 2014 was $41 million, or $0.05 loss per diluted share. After-tax charges for the first quarter of $140 million included:

•	$71 million, net of tax, primarily associated with severance and exit costs related to our workforce reduction and the shutdown of loss making businesses in certain markets;

•	$47 million, net of tax, associated with our legacy lump sum contracts in Iraq; and

•
$22 million of professional fees and other costs, net of tax, largely associated with our divestiture program, year-end income tax material weakness remediation and our previously announced redomiciliation activities.

Net income on a non-GAAP basis for the first quarter of 2014 was $99 million compared to $53 million in the fourth quarter of 2013 and $117 million in the first quarter of 2013.

Sequential operating income growth was driven by:

•	Latin America, due to the completion of lower margin project work in Mexico, and a continued focus on higher margin activity in Argentina and Brazil;

•	Europe/Sub-Sahara Africa/Russia as increases in activity in the North Sea and Caspian along with new work in Sub-Sahara Africa more than offset a larger-than-normal seasonal decline in Russia;

•	Middle East/North Africa/Asia Pacific where improvements, primarily in the Gulf Countries, offset the seasonal decline in China and Australia; and

•	Partially offsetting these improvements was unusually harsh winter weather in the U.S. that negatively impacted our activity levels.

Regional Highlights

•	North America

First quarter revenues of $1.61 billion were up $38 million or 2% sequentially, and down $82 million, or 5%, from the same quarter in the prior year. First quarter operating income of $201 million (12.5% margin) declined 7% sequentially and 10% from the same quarter in the prior year. The sequential revenue improvement reflects stronger seasonal activity in Canada more than offsetting severe weather related weakness in the U.S. On a product service line basis, the revenue improvements came mainly from Stimulation, Formation Evaluation and Completions. The sequential operating income deterioration stems mainly from the weather related activity shortfalls in the U.S. which were partially mitigated by an improvement in the operating income margins in Canada.

•	Middle East/North Africa/Asia Pacific

First quarter revenues of $781 million were down $40 million or 5% sequentially, and down $4 million, or 1%, from the same quarter in the prior year. First quarter operating income of $54 million (6.9% margin) increased 8% sequentially and increased 20% from the same quarter in the prior year. The sequential revenue decline is typical of seasonal effects in China and Australia and the recovery of operating income is attributable to the re-start of certain operations in the Middle East after some disruptions temporarily halted activity during the fourth quarter, which primarily impacted our Land Rig Drilling product line.

•	Europe/Sub-Sahara Africa/Russia

First quarter revenues of $664 million were down $24 million or 3% sequentially, and up $31 million, or 5%, higher than the same quarter in the prior year. First quarter operating income of $54 million (8.1% margin) increased $7 million, or 15%, sequentially and declined 17% when compared to the same quarter in the prior year. The sequential revenues and operating income margins were affected by activity stoppages with the severe winter conditions in Russia, which were partly offset by improvements in Europe and Sub-Sahara Africa.

•	Latin America

First quarter revenues of $541 million were down $116 million or 18% sequentially, and down $186 million, or 26%, from the same quarter in the prior year. First quarter operating income of $93 million (17.2% margin) was up $31 million, or 50% sequentially, and down $5 million, or 5%, compared to the same quarter in the prior year. The decline in revenue in the first quarter was largely related to the completion of project work in Mexico, and the continued impact of our capital discipline driven activity reductions in Venezuela. The sequential margin growth is due to the completion of lower margin project work in Mexico and a continued focus on higher margin activity in Argentina and Brazil.

Net Debt

Net debt increased by $673 million, reflecting mainly the payment of $253 million to settle our U.S. government investigations, capital expenditures of $286 million (net of lost-in-hole) and the seasonal impact on working capital balances.

Outlook

In 2014, we remain focused on achieving a step change in profitability by:

•	Focusing the organization on growing our core businesses;

•	Making our cost base more efficient; and

•	Divesting our non-core businesses and reducing our net debt.

We have completed the initial phase of our cost reduction initiatives, and have identified over 6,600 positions for our reduction in workforce, with expected annualized pre-tax cost savings of approximately $450 million. This reduction remains on track to be substantially completed during the first half of 2014. Our strategic business reviews of operations that do not have critical mass, are currently unprofitable and are a drain on our cash flow are well underway. We have already started eliminating select operating locations identified during these reviews and will continue to do so during the next two quarters. We expect these actions will bring additional costs savings, both in the form of headcount reductions and other savings. These additional headcount reductions will enable us to fully deliver on the 7,000 reduction target and achieve our $500 million targeted annualized pre-tax cost savings.

In 2014, we expect revenue growth in North America, Europe/Sub-Sahara Africa/Russia and Middle East/North Africa/Asia Pacific regions, while Latin America is expected to decline year-over-year. Overall margins will improve with lower costs and the growth in our more profitable core businesses. Based on our current and projected activity profile, and inclusive of the already identified and expected benefits from the cost reduction actions outlined above, we re-affirm our most recent guidance, and expect 2014 earnings per share (non-GAAP) to range between $1.10 and $1.20. Our effective tax rate is forecasted to be between 25% and 30% and will depend on the geographical mix of earnings going forward. Capital expenditures are estimated at $1.3 billion for 2014 and include core and non-core product lines until the divestitures are complete. The continued focus on reducing working capital coupled with improved earnings is expected to generate positive free cash flow from operations of approximately $500 million for the year. Given these targets and the divestiture program, we expect net debt to reduce to $7 billion by the end of the year.

Non-GAAP Performance Measures

Unless explicitly stated to the contrary, all performance measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is a Swiss-based, multinational oilfield service company. It is one of the largest global providers of technology and services for the oil and gas industry. Weatherford operates in over 100 countries, and employs over 64,000 people worldwide. For more information, visit www.weatherford.com

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on April 25, 2014, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company's website, www.weatherford.com in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President - Investor Relations

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s annual non-GAAP earnings per share, effective tax rate, free cash flow, net debt, capital expenditures and the size, timing and benefits of the reduction in workforce, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results due to the Company’s ability to implement workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the workforce reduction; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Forward-looking statements also are affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.
Consolidated Condensed Statements of Operations
(Unaudited)
(Stated in Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2014	3/31/2013
Net Revenues:
North America	$1,610	$1,692
Middle East/North Africa/Asia	781	785
Europe/SSA/Russia	664	633
Latin America	541	727
Total Net Revenues	3,596	3,837

Operating Income (Expense):
North America	201	224
Middle East/North Africa/Asia	54	45
Europe/SSA/Russia	54	65
Latin America	93	98
Research and Development	(69)	(67)
Corporate Expenses	(47)	(48)
Restructuring Charges	(70)	—
Other Items	(86)	(38)
Total Operating Income	130	279

Other Income (Expense):
Interest Expense, Net	(126)	(131)
Devaluation of Venezuelan Bolivar	—	(100)
Other, Net	(9)	(13)

Net Income (Loss) Before Income Taxes	(5)	35

Provision for Income Taxes	(27)	(5)

Net Income (Loss)	(32)	30
Net Income Attributable to Noncontrolling Interests	(9)	(8)
Net Income (Loss) Attributable to Weatherford	$(41)	$22

Income (Loss) Per Share Attributable to Weatherford:
Basic	$(0.05)	$0.03
Diluted	$(0.05)	$0.03

Weighted Average Shares Outstanding:
Basic	776	769
Diluted	776	773

Weatherford International Ltd.
Selected Statements of Operations Information
(Unaudited)
(Stated In Millions)

	Three Months Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Net Revenues:
North America	$1,610	$1,572	$1,597	$1,529	$1,692
Middle East/North Africa/Asia	781	821	819	919	785
Europe/SSA/Russia	664	688	691	681	633
Latin America	541	657	713	739	727
Total Net Revenues	$3,596	$3,738	$3,820	$3,868	$3,837

	Three Months Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Operating Income (Expense):
North America	$201	$216	$215	$167	$224
Middle East/North Africa/Asia	54	50	69	66	45
Europe/SSA/Russia	54	47	103	83	65
Latin America	93	62	115	90	98
Research and Development	(69)	(63)	(65)	(71)	(67)
Corporate Expenses	(47)	(58)	(45)	(49)	(48)
Restructuring Charges	(70)	—	—	—	—
U.S. Government Investigation Loss	—	—	—	(153)	—
Other Items	(86)	(304)	(153)	(78)	(38)
Total Operating Income (Expense)	$130	$(50)	$239	$55	$279

	Three Months Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	2,164	2,307	2,330	2,361	2,273
Completion and Production (b)	1,432	1,431	1,490	1,507	1,564
Total Product Service Line Revenues	$3,596	$3,738	$3,820	$3,868	$3,837

	Three Months Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Depreciation and Amortization:
North America	$107	$106	$108	$102	$108
Middle East/North Africa/Asia	102	104	101	98	93
Europe/SSA/Russia	72	78	69	68	71
Latin America	64	69	71	68	68
Research and Development and Corporate	6	6	3	5	6
Total Depreciation and Amortization	$351	$363	$352	$341	$346

(a)	Formation Evaluation and Well Construction includes Controlled Pressure Drilling and Testing, Drilling Services, Tubular Running
Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory
Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty
Services.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Stated In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
Operating Income:
GAAP Operating Income	$130	$(50)	$279
Restructuring, Exited Businesses and Severance Cost (a)	84	30	8
Legacy Contracts (b)	46	168	3
Accounts Receivable Reserves and Write-offs	—	98	—
Tax Remediation and Restatement Expenses	5	2	21
Investigation Related Expenses	—	5	5
Professional Fees and Other (c)	21	1	1
Total Non-GAAP Adjustments	156	304	38
Non-GAAP Operating Income	$286	$254	$317

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(5)	$(194)	$35
Operating Income Adjustments	156	304	38
Devaluation of Venezuelan Bolivar	—	—	100
Non-GAAP Income Before Income Taxes	$151	$110	$173

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(27)	$(70)	$(5)
Tax Effect on Non-GAAP Adjustments	(16)	20	(43)
Non-GAAP Provision for Income Taxes	$(43)	$(50)	$(48)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(41)	$(271)	$22
Restructuring, Exited Businesses and Severance Cost	71	25	6
Legacy Contracts	47	171	8
Devaluation of Venezuelan Bolivar	—	33	61
Accounts Receivable Reserves and Write-offs	—	96	—
Tax Remediation and Restatement Expenses	4	(2)	18
Investigation Related Expenses	—	2	3
Professional Fees and Other (c)	18	(1)	(1)
Total Charges, net of tax	140	324	95
Non-GAAP Net Income	$99	$53	$117

Diluted Earnings Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.05)	$(0.35)	$0.03
Total Charges, net of tax	0.18	0.42	0.12
Non-GAAP Diluted Earnings per Share	$0.13	$0.07	$0.15

GAAP Effective Tax Rate (d)	(540)%	(36)%	14%
Non-GAAP Effective Tax Rate (e)	28%	45%	28%

(a)
Restructuring, Exited Businesses and Severance Cost includes $70 million in severance and exit costs associated with our 2014 workforce and cost reduction initiatives, as well as $14 million in operating losses related to businesses exited in the three months ended March 31, 2014. These results are presented in comparison to the severance amounts recognized in the prior periods.

(b)	The revenues associated with the legacy lump sum contracts in Iraq were $95 million, $52 million and $166 million for the three months ended 3/31/2014, 12/31/2013 and 3/31/2013, respectively.

(c)
Professional Fees and Other, during the three months ended March 31, 2014, includes the cost of our divestiture program, the restatement related litigation, and the cost incurred to date in association with our planned redomiciliation.

(d)	GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

(e)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International Ltd.
Selected Balance Sheet Data
(Unaudited)
(Stated In Millions)

	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Assets:
Cash and Cash Equivalents	$367	$435	$316	$295	$286
Accounts Receivable, Net	3,723	3,594	4,004	3,837	3,850
Inventories, Net	3,403	3,371	3,580	3,637	3,744
Property, Plant and Equipment, Net	8,213	8,368	8,397	8,333	8,299
Goodwill and Intangibles, Net	4,241	4,335	4,421	4,402	4,485
Equity Investments	297	296	686	671	660

Liabilities:
Accounts Payable	2,012	2,091	2,117	2,144	2,191
Short-term Borrowings and Current Portion of Long-term Debt	2,293	1,666	2,230	2,148	1,896
Long-term Debt	7,039	7,061	7,065	7,087	7,032

Weatherford International Ltd.
Net Debt
(Unaudited)
(Stated In Millions)

Change in Net Debt for the Three Months Ended 3/31/2014:
Net Debt at 12/31/2013			$(8,292)
Operating Income			130
Depreciation and Amortization			351
Capital Expenditures			(286)
Increase in Working Capital			(284)
Income Taxes Paid			(103)
Interest Paid			(179)
FCPA / Sanctioned Country Matters Payment			(253)
Acquisitions and Divestitures of Assets and Businesses, Net			12
Net Change in Billing in Excess/Costs in Excess			(66)
Other			5
Net Debt at 3/31/2014			$(8,965)

Components of Net Debt	3/31/2014	12/31/2013	3/31/2013
Cash	$367	$435	$286
Short-term Borrowings and Current Portion of Long-term Debt	(2,293)	(1,666)	(1,896)
Long-term Debt	(7,039)	(7,061)	(7,032)
Net Debt	$(8,965)	$(8,292)	$(8,642)

"Net Debt" is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC's Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company's reported cash flow statements prepared in accordance with GAAP.

Weatherford International Ltd.
Selected Cash Flow Data
(Unaudited)
(Stated In Millions)

	Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
Net Cash Used in Operating Activities	$(406)	$662	$(11)

Less: Capital Expenditures for Property, Plant and equipment	(286)	(364)	(400)

Free Cash Flow	$(692)	$298	$(411)

Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.